EXHIBIT 99.1

Immunomedics Announces Second Quarter Fiscal 2008 Results

MORRIS PLAINS, N.J., Feb. 7, 2008 (PRIME NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company focused on developing monoclonal antibodies to treat cancer and other serious diseases, today reported revenue of $1.0 million and a net loss of $3.2 million, or $0.04 per share, for the second quarter of fiscal year 2008, which ended December 31, 2007. This compares to revenue of $3.4 million and a net loss of $4.5 million, or $0.08 per share, for the same period last year. The decrease in revenues was primarily due to $2.7 million deferred revenue from the UCB Agreement recognized in the previous year. In January 2007, the Company discontinued recognizing revenue under the UCB Agreement, as a result of our inability to determine our obligation period due to discontinuation of the SLE Phase III trials. This revenue decline was offset by lower interest expense, the benefit from the termination of an executive life insurance agreement, and higher interest income. In addition, during the second quarter of fiscal year 2008, the Company received $1.06 million from the sale of tax benefits through the New Jersey Technology Tax Certificate Transfer Program, as compared to $0.6 million received in the previous year.

For the first half of fiscal year 2008, the Company reported revenue of $1.8 million and a net loss of $7.8 million, or $0.10 per share. This compares to revenue of $6.7 million and a net loss of $6.9 million, or $0.12 per share, for the same period last year. The increase in net loss was primarily a result of the absence of the amortization of deferred revenue from the UCB Agreement. This was partially offset by lower interest expense, an increase in tax benefits from the State of New Jersey, reduced operating expenses resulting from the termination of certain executive life insurance agreements, and higher interest income. As of December 31, 2007, the Company had $37.4 million in cash and marketable securities, excluding restricted securities.

"We continued to execute our business plan during this second quarter. Financially, we are pleased to report that the second quarter results were in line with our expectations. Clinically, we have initiated two Phase I/II trials with veltuzumab for ITP, an autoimmune disease, which is currently enrolling patients, and for non-Hodgkin's lymphoma and chronic lymphocytic leukemia using a new subcutaneous formulation, which is open to enrollment," commented Gerard G. Gorman, Senior Vice President, Finance and Business Development, and Chief Financial Officer. "In business development, discussions with potential partners for the out-licensing of veltuzumab are advancing," he added.

Other developments of note were as follows:

 -- The Company was awarded U.S. patent 7,282,567 covering the composition of matter for the humanized antibody, hPAM4, and its use in the diagnosis and therapy of pancreatic cancer.

 -- At the 49th Annual Meeting of American Society of Hematology
    (ASH), the Company reported final clinical trial results for epratuzumab in combination with rituximab in patients with recurrent and relapsed non-Hodgkin's lymphoma, and announced the development of new, potentially improved, interferon-alpha-2b molecules using the Company's proprietary Dock-and-Lock (DNL)
    platform technology for protein engineering.

 -- Also at the ASH meeting, two preclinical study results were presented: the Company presented results indicating that
    milatuzumab, the anti-CD74 proprietary antibody product, was effective against both lymphomas and myeloma in animal models, and
    TF4, a bispecific DNL antibody that targets the CD20 antigen, developed by the Company's majority-owned subsidiary, IBC
    Pharmaceuticals, Inc., improved the therapy of lymphoma compared to certain established treatments in animal models.

 -- The Company reported at the AACR-NCI-EORTC International
    Conference on Molecular Targets and Cancer Therapeutics:
    Discovery, Biology, and Clinical Applications results that showed milatuzumab was active, alone or when combined with anti-CD20 antibodies, against B-cell lymphoma in animal models.
    Additionally, the development of two antibody (hMN-14 and hRS7)
    conjugates of SN-38, the active metabolite of irinotecan used for the treatment of colorectal, lung and other cancers, were reported.

 -- In February 2008, the Company and IBC Pharmaceuticals, Inc.,
    published results in a paper entitled "Metastatic human colonic carcinoma: molecular imaging with pretargeted SPECT and PET in a mouse model," in Radiology, that demonstrated pretargeting with
    TF2 images small microdisseminated human colon cancer colonies of less than 0.3 mm in diameter in the lungs of nude mice.  TF2 is a recombinant, humanized anti-carcinoembryonic antigen and anti-
    histamine-succinyl-glycine bispecific antibody created by the
    Company's proprietary Dock-and-Lock (DNL) platform technology for protein engineering.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We have exclusively licensed our lead product candidate, epratuzumab, to UCB (www.ucb-group.com) for the treatment of all autoimmune disease indications worldwide. Epratuzumab's most advanced program is for the treatment of systemic lupus erythematosus (SLE). At present, there is no cure for lupus and no new lupus drug has been approved in the U.S. in the last 40 years. We have retained the rights for epratuzumab in oncology indications for which UCB has been granted a buy-in option. The Company is conducting clinical trials with veltuzumab in patients with non-Hodgkin's lymphoma and immune thrombocytopenic purpura, epratuzumab as a potential therapeutic for patients with lymphoma and leukemia, (90)Y-epratuzumab for the therapy of patients with lymphoma, (90)Y-hPAM4 for pancreas cancer therapy and milatuzumab as a therapy for patients with multiple myeloma, non-Hodgkin's lymphoma, and chronic lymphocytic leukemia. We believe that our portfolio of intellectual property, which includes approximately 108 patents issued in the United States, and more than 250 other issued patents worldwide, protects our product candidates and technologies. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel Dock-and-Lock (DNL) methodology, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. For additional information on us, please visit our website at http://www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, patent protection, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partner for the further development of epratuzumab for autoimmune indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

                          IMMUNOMEDICS, INC.
                 Condensed Consolidated Balance Sheets

                                    December 31,              June 30,
                                       2007                     2007
                                    -----------               --------
 ASSETS
 Current Assets:
   Cash and cash equivalents         $ 8,877,725          $ 19,088,089
   Marketable securities              28,550,000            27,145,320
   Accounts receivable, net
    of allowance for doubtful
    accounts                             761,800               708,212
   Inventory, net of reserve
    for obsolescence                     608,393               307,909
   Other current assets                3,719,538               716,022
   Restricted securities -
    current portion                      637,600             1,275,200
                                        --------             ---------
                                      43,155,056            49,240,752

 Property and equipment, net           6,611,357             7,307,685
 Value of life insurance
  policies                               410,374             3,618,538
 Other long-term assets                   30,000                31,264

                                    ------------          ------------
                                    $ 50,206,787          $ 60,198,239
                                    ============          ============

 LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities               $ 5,918,502           $ 6,819,432
   Deferred compensation                      --             1,826,885
   Deferred revenues -
    long term                         31,145,385            31,145,385
   Minority interest                      14,528                76,126
   Stockholders' equity               13,128,372            20,330,411

                                      ----------            ----------
                                    $ 50,206,787          $ 60,198,239
                                    ============          ============

            Condensed Consolidated Statements of Operations

                            Three Months               Six Months
                                Ended                    Ended
                             December 31,             December 31,
                          2007          2006       2007           2006
                          -------------------      --------------------
                                As Adjusted(1)           As Adjusted(1)

 Revenues:
   Product sales       $ 876,888      659,105     1,578,726  1,320,708
   License fee and
    other revenues            --    2,672,835           --   5,340,866
   Research &
    development          124,310       67,140       203,857     67,140
                        ----------   ---------    ---------- ---------
 Total Revenues      $ 1,001,198    1,782,583     3,399,080  6,728,714

 Costs and Expenses    5,780,532    6,539,594    11,784,677 12,581,451
                        ---------    ---------   ---------- ----------
 Operating Loss       (4,779,334)  (3,140,514)  (10,002,094)(5,852,737)

 Interest and
  Other Income
  (Expense)              555,681   (1,939,755)    1,183,108 (1,666,834)
                       ---------   ----------    ---------- ----------
 Loss before
  Income Tax
  Benefit            (4,223,653)  (5,080,269)    (8,818,986)(7,519,571)

 Income Tax
  Benefit              1,019,943      623,162     1,012,542    603,744
                       ---------    ---------    ---------- ----------
 Net Loss           $(3,203,710)  $(4,457,107) $(7,806,444) $(6,915,827)
                    ============ ============   ===========  ==========

 Net Loss per
  Common Share,
    Basic and
    Diluted         $     (0.04)       (0.08)        (0.10)      (0.12)
                    ============ ============   =========== ==========

 Weighted average
  number of
  common shares
  outstanding         75,094,936   57,764,040    75,078,550 57,651,036
                    ============ ============   =========== ==========

(1) Effective June 30, 2007, the Company changed its method of accounting for collateral assignment split-dollar life insurance arrangements to conform to the recent pronouncement EITF 06-10. The early adoption of this accounting standard resulted in a retroactive adjustment to the Company's Statement of Operations for the three-month and six-month periods ended December 31, 2006, reducing expenses by $24,000 and $47,000, respectively.

CONTACT: Immunomedics, Inc.
         Dr. Chau Cheng, Associate Director, Investor Relations &
          Business Analysis
         (973) 605-8200, extension 123
         ccheng@immunomedics.com